FOR IMMEDIATE RELEASE

Contact:          Norman Liang
                  Chief Strategy Officer
                  415.248.8014
                  nliang@friendlywayinc.com

           Friendlyway Completes Reverse Merger with Biofarm (BIOF.OB)

San Francisco, CA./BusinessWIRE/December 14, 2004 --- friendlyway, Inc. today announced the closing of a stock exchange transaction with Biofarm, Inc. Under the terms of the Share Exchange Agreement, Biofarm Inc. has issued 18,000,000 shares of restricted Common Stock to the shareholders of friendlyway in exchange for all of the outstanding shares of friendlyway. The new shares are "restricted securities" under the provision of Rule 144 and are not immediately tradable. By way of this transaction, friendlyway, Inc. has become a wholly owned subsidiary of Biofarm.



As part of the transaction with friendlyway, Biofarm has appointed a new and experienced senior management and Board of Directors.



friendlyway, Inc. is a solutions provider for self-service systems based in San Francisco. Since its inception in 2000, the Company has delivered customer-facing systems for point-of-sale/service and point-of-information to over 250 customers that include Fidelity Investments, Yahoo!, Nike, BMW and Marriott Hotels.



"We are extremely excited about our prospects and accomplishing this reverse merger furthers the Company's growth goals. Since friendlyway's inception, we have demonstrated our ability to achieve consistent revenue growth while building a sustainable business," said Alexander von Welczeck, CEO of friendlyway, Inc.



During the past four years, friendlyway has gained extensive experience in serving the self-service solution needs of its customers. The Company expects the market opportunity to remain attractive, largely driven by the growing applications for self-service systems, pay-for-use Internet and Wi-Fi hotspots,

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digital signage software for narrowcasting in public space displays, and for customer service. Currently, the Company operates in a highly fragmented industry and believes there are inherent opportunities to seek out complementary businesses as acquisition candidates as part of its growth strategy.



This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended including statements regarding Friendlyway's anticipated revenue, growth in Friendlyway's target market, and market trends favorable to friendlyway. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Important factors that could cause actual results to differ materially from the forward-looking statements include the Company's need to obtain substantial additional capital (through financings or otherwise) to fund its operations, fluctuations in the Company's business results, and changes in the markets it serves. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.